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                                 CMG FUND TRUST

                                AMENDMENT NO. 10

                                       TO

                          RESTATED DECLARATION OF TRUST

     The undersigned officer of CMG Fund Trust (the "Trust") certifies that the following amendment to the Restated Declaration of Trust dated October 13, 1993 of the Trust was duly adopted by the Trustees of the Trust effective February 27,2004.

     1. Section 3.06 is amended to add two new sections, 3.06-25 and 3.06-26, to read in their entirety as follows:

             "3.06-25 Subject to the relative rights and preferences and other terms of this Declaration of Trust, the trustees authorize the establishment of the twenty first Series to be designated as follows: CMG Intermediate Bond Fund."


             "3.06-26 Subject to the relative rights and preferences and other terms of this Declaration of Trust, the trustees authorize the establishment of the twenty second Series to be designated as follows: CMG Ultra Short Term Bond Fund."


     2. Section 3.06-8 is amended is to read in its entirety as follows:

             "3.06-8 Subject to the relative rights and preferences and other terms of this Declaration of Trust, the trustees authorize the establishment of the sixth Series to be designated as follows: CMG Core Bond Fund."

Dated: February 27,2004


                                                  /s/ MARK A. WENTZIEN
                                                  ------------------------------
                                                  Mark A. Wentzien
                                                  Assistant Secretary